Exhibit 99.1

River Valley Bancorp Announces Quarterly Dividend

For Immediate Release Tuesday, March 15, 2005

Contact:	Matthew P. Forrester — President, CEO River Valley Bancorp (812) 273-4949

Madison, Indiana-River Valley Bancorp ( NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.19 per share of its Common Stock for the quarter ending March 31, 2005. The annualized rate of the dividend reflects $0.76 per share.

The dividend record date will be as of March 31, 2005 and will be payable on April 15, 2005. This dividend represents the thirty-second consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has six locations in the Madison, Hanover, and Charlestown, Indiana area. A seventh office is located in Carrollton, KY.